I.	In re: Mutual Funds Investment Litigation, No. 04-MDL-1586;
U.S. Dist. Ct. Md. Commencing in late 2003, several class action and derivative lawsuits were filed in federal district courts alleging that mutual fund complexes had engaged in consensual market timing arrangements, frequent trading and late trading. Several of these lawsuits were filed against Columbia Acorn Trust ("CAT") and CAT trustees. All of the lawsuits were consolidated for pre-trial proceedings in one multidistrict ("MDL") proceeding pending in the United States District Court for the District of Maryland.

      On September 29, 2004, plaintiffs in the class action track filed a consolidated amended class action complaint in the Multi-District Litigation styled Dukes, et al. v. Columbia Acorn Funds, et al., Case No. 04-cv-01763, which names as defendants CAT, and Ralph Wanger and Charles McQuaid as interested Trustees of CAT.
The independent CAT Trustees are not named as defendants (although certain independent trustees of the Columbia Funds trusts are named). Also on September 29, 2004, plaintiffs in the derivative actions brought on behalf of the mutual funds filed a consolidated amended derivative action complaint styled Slaybe, et al. v. Columbia Management Advisers, Inc., et al., Case No. 04-cv-1768, which names CAT and Columbia Acorn Fund as "nominal defendants" and the ten CAT Trustees as defendants. Judge J. Frederick Motz is assigned to the Columbia track.

      Defendants filed motions to dismiss the consolidated amended class action and derivative action complaints. Oral argument was heard on the motions on June 16 and 17, 2005 before the MDL panel in Baltimore.

      On November 3, 2005, Judge Motz issued an Order granting the motion to dismiss all of the claims alleged against the Independent Trustees in the consolidated amended derivative complaint. The only surviving claim in the derivative action is the Section 36(b) claim alleged against the investment adviser and distributor defendants. On that same date, Judge Motz issued an Order granting the motion to dismiss all of the claims against the Independent Trustees in the consolidated amended class action complaint other than the Section 36(b) claim on which he deferred his ruling. However, none of the CAT Trustees are named as a defendant in the Section 36(b) class claim.

	On April 4, 2006, all of the parties to the MDL proceeding executed a letter settlement agreement intended to fully resolve all of the lawsuits consolidated in the MDL proceeding as well as the Vogeler case (discussed in Section II below). The settlement has not yet been
finalized or approved by the court. II.	Vogeler v. Columbia Acorn Trust,
et al., No. 03 L 1550, Circuit Court, Third Judicial Circuit, Madison
County, Ill.

      On November 13, 2003, the above-captioned lawsuit was filed against CAT and Columbia Wanger Asset Management, L.P. ("CWAM"), in the Circuit Court of the Third Judicial Circuit, Madison County, Illinois ("Madison County"), seeking certification of a plaintiff class consisting of all persons in the United States who held shares in Columbia Acorn International ("Acorn International") for a period of more than 14 days during the five years prior to and through the filing of the lawsuit.

      The Vogeler complaint is pleaded in two counts and alleges, in summary, that CWAM and CAT exposed long-term shareholders of Acorn International to trading by market timers by allegedly: (a) failing to properly evaluate daily whether a significant event affecting the value of Acorn International's portfolio securities had occurred after foreign markets had closed but before the calculation of Acorn International's net asset value ("NAV"); (b) failing to implement
Acorn International's portfolio valuation and share pricing policies and procedures; (c) allowing portfolio valuation and share pricing policies and procedures that benefited market timers at the expense of long-term shareholders; and (d) failing to know and implement applicable rules and regulations concerning the calculation of NAV. Count I of the Complaint alleges that the defendants breached duties of care owed to Acorn International shareholders, and Count II alleges that the asserted breaches were willful and wanton. Both counts of the Complaint seek unspecified compensatory and punitive damages, prejudgment interest, costs and attorneys' fees.

      On December 12, 2003, the defendants removed the Vogeler case to the United States District Court for the Southern District of Illinois, Case No. 03-cv-843. On February 12, 2004, the federal district court remanded the case back to the Illinois state court in Madison County. The defendants filed a timely appeal of the remand order.

      On April 5, 2005 the United States Court of Appeals for the Seventh Circuit (the "Seventh Circuit") issued an Opinion in several "fair value pricing" cases, including Vogeler. The Seventh Circuit reversed the federal district courts' remand of those cases to state court, holding that the plaintiffs' state law claims were preempted by federal law under the Securities Litigation Uniform Standards Act of 1998 ("SLUSA"). The Seventh Circuit remanded the cases, including Vogeler, to the district courts with instructions to "undo" the remand orders and dismiss the plaintiffs' complaints with prejudice. Plaintiffs subsequently filed a motion with the district court to amend the Vogeler complaint to "plead around" the Seventh Circuit's federal preemption ruling. However, consistent with the mandate, the federal district court denied plaintiffs' motion to amend and dismissed the Vogeler complaint with prejudice.

      Plaintiffs then filed a writ of certiorari with the United
States Supreme Court seeking to appeal the Seventh Circuit's decision. The writ challenged whether the district court's remand of the case to state court was reviewable by the Seventh Circuit on appeal (the "jurisdictional issue") and whether plaintiffs' claims were federally preempted under SLUSA because they alleged misconduct "in connection with the purchase or sale of securities" (the "substantive issue"). On January 6, 2006, the Supreme Court ruled that it would accept the appeal of the jurisdictional issue and "hold" its ruling on the substantive issue because the latter issue was already before the Supreme Court in a similar case on appeal.

      The United States Supreme Court subsequently issued Opinions which were favorable to the mutual fund defendants on the substantive issue, holding that plaintiffs' claims were federally preempted, but reversed the Seventh Circuit on the jurisdictional issue. The fair value pricing cases, including Vogeler, were accordingly returned to the Seventh Circuit with instructions to vacate the Seventh Circuit's rulings and remand the cases to state court for disposition consistent with the Supreme Court's ruling on the substantive issue.

      As noted above, on April 4, 2006, all of the parties to the MDL proceeding executed a letter settlement agreement intended to fully resolve all of the lawsuits consolidated in the MDL proceeding as well as the Vogeler case. The settlement has not yet been finalized or approved by the court.

III.	Delaventura v. Columbia Acorn Trust, et al., Superior Court,
Commonwealth of Mass., Case No. 05-1093

      On March 21, 2005, a one-count breach of contract class action complaint was filed against several of the Columbia Registrants, including CAT, seeking to rescind the Contingent Deferred Sales
Charges assessed upon redemption of Class B shares of Columbia mutual funds due to the alleged market timing "misconduct" of defendants.
The Trustees are not named as defendants. In addition to the rescission of sales charges, plaintiffs seek recovery of actual damages, attorneys' fees and costs.

      On April 20, 2005, the defendants removed the case to the United States District Court for the District of Massachusetts. On July 28, 2005, the federal district court denied plaintiffs' motion to remand the case to state court, and on August 22, 2005, the case was transferred and included in the MDL proceedings in the United States District Court for the District of Maryland.

      This case is also subject to the settlement agreement discussed above. IV. Cohen v. FleetBoston Financial Corporation, et al.,
No. 04-cv-11704, U.S. Dist. Ct. Mass.; Osburn v. FleetBoston Financial Corporation, et al., No. 04-cv-11750, U.S. Dist. Ct. Mass.; Simmonds, et al. v. FleetBoston Financial Corporation, et al., No. 04-cv-11953, U.S. Dist. Ct. Mass.; Slicker v. FleetBoston Financial Corporation, et al., No. 04-cv-11760, U.S. Dist. Ct. Mass. Four lawsuits filed in the United States District Court for the District of Massachusetts are hybrid class and derivative actions naming, among others, the various series of CAT (the "Funds") as "nominal defendants," and the CAT Trustees as defendants. Those cases were later consolidated in the Massachusetts federal district court under the caption In re: Columbia Entities Litigation, Case No. 04-cv-11704, and a consolidated amended complaint was filed. The consolidated amended complaint alleges that the various investment advisers within Columbia Management Group utilized Fund assets to pay broker-dealers to recommend and sell the Funds in preference to other mutual funds, thereby increasing the assets under management and resultant fees to CWAM and affiliated advisors.

      The class claims assert violations of Sections 34(a), 36(a), 36(b) and 48(a) of the Investment Company Act of 1940 ("ICA"), and for common law breach of fiduciary duty and unjust enrichment. The derivative claim alleges a violation of Sections 206 and 215 of the Investment Advisers Act of 1940 ("IAA"). Plaintiffs seek recovery of compensatory and punitive damages, rescission of CWAM's contract with the Funds and recovery of all fees paid to CWAM by the Funds, as well as attorneys' fees and costs.

      Defendants filed a motion to dismiss the consolidated amended compliant. On November 30, 2005, the federal district court granted the motion and dismissed all the claims against all defendants. Plaintiffs timely filed a notice of appeal to the United States Court of Appeals for the First Circuit on December 29, 2005. The parties subsequently executed a settlement term sheet to fully resolve all claims in the litigation.
The settlement has not yet been finalized or approved by the court.


Exhibit 77O

Transactions Effected Pursuant to Rule 10f-3
On March 7, 2006, Columbia Acorn Fund (Fund) purchased 398,600 shares of Weight Watchers (Securities) for a total purchase price of $970,000 from Banc of America Securities LLC pursuant to a public offering in which Credit Suisse Securities (USA) LLC acted as a participating underwriter. Banc of America Securities may be considered to be an affiliate of the Fund. The following information was collected pursuant to Rule 10f-3 procedures adopted by the Fund's Trustees:
o The issuer of the Securities has been in continuous operation for at least three years;
o The Securities were to be purchased at not more than the public offering price no later than the first day of the offering;
o The Securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the Securities being offered;
o The Fund's adviser, Columbia Wanger Asset Management, L.P. believed that the gross underwriting spread or profit associated with the purchase of the Securities was reasonable and fair compared to the commissions, spreads and profits in connection with similar underwritings of similar securities being sold during a comparable period of time;
o The amount of Securities purchased did not exceed 25% of the amount of the offering.
Along with Banc of America Securities, the following is a list of members of the underwriting syndicate for the aforementioned Securities:
UBS, Citigroup, Goldman Sachs, JPMorgan, Merrill Lynch and Morgan
Stanley.


On June 27, 2006, Columbia Acorn Fund (Fund) purchased 48,500 shares of J Crew Group (Securities) for a total purchase price of $20,129,300 from Banc of America Securities LLC pursuant to a public offering in which Goldman Sachs acted as a participating underwriter. Banc of America Securities may be considered to be an affiliate of the Fund.

The following information was collected pursuant to Rule 10f-3 procedures adopted by the Fund's Trustees:
o The issuer of the Securities has been in continuous operation for at least three years;
o The Securities were to be purchased at not more than the public offering price no later than the first day of the offering;
o The Securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the Securities being offered;
o The Fund's adviser, Columbia Wanger Asset Management, L.P. believed that the gross underwriting spread or profit associated with the purchase of the Securities was reasonable and fair compared to the commissions, spreads and profits in connection with similar underwritings of similar securities being sold during a comparable period of time;
o The amount of Securities purchased did not exceed 25% of the amount of the offering.
Along with Banc of America Securities, the following is a list of members of the underwriting syndicate for the aforementioned Securities: Bear Stearns, Citigroup, Credit Suisse, JP Morgan, Lehman Brothers and Wachovia.


On June 27, 2006, Columbia Acorn USA Fund (Fund) purchased 6,000 shares of J Crew Group (Securities) for a total purchase price of $120,000 from Banc of America Securities LLC pursuant to a public offering in which Goldman Sachs acted as a participating underwriter. Banc of America Securities may be considered to be an affiliate of the Fund.

The following information was collected pursuant to Rule 10f-3 procedures adopted by the Fund's Trustees:
o The issuer of the Securities has been in continuous operation for at least three years;
o The Securities were to be purchased at not more than the public offering price no later than the first day of the offering;
o The Securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the Securities being offered;
o The Fund's adviser, Columbia Wanger Asset Management, L.P. believed that the gross underwriting spread or profit associated with the purchase of the Securities was reasonable and fair compared to the commissions, spreads and profits in connection with similar underwritings of similar securities being sold during a comparable period of time;
o The amount of Securities purchased did not exceed 25% of the amount of the offering.
Along with Banc of America Securities, the following is a list of members of the underwriting syndicate for the aforementioned Securities: Bear Stearns, Citigroup, Credit Suisse, JP Morgan, Lehman Brothers and Wachovia.


On June 27, 2006, Columbia Acorn Select Fund (Fund) purchased 3,800 shares of J Crew Group (Securities) for a total purchase price of $76,000 from Banc of America Securities LLC pursuant to a public offering in which Goldman Sachs acted as a participating underwriter. Banc of America Securities may be considered to be an affiliate of the Fund.

The following information was collected pursuant to Rule 10f-3 procedures adopted by the Fund's Trustees:
o The issuer of the Securities has been in continuous operation for at least three years;
o The Securities were to be purchased at not more than the public offering price no later than the first day of the offering;
o The Securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the Securities being offered;
o The Fund's adviser, Columbia Wanger Asset Management, L.P. believed that the gross underwriting spread or profit associated with the purchase of the Securities was reasonable and fair compared to the commissions, spreads and profits in connection with similar underwritings of similar securities being sold during a comparable period of time;
o The amount of Securities purchased did not exceed 25% of the amount of the offering.
Along with Banc of America Securities, the following is a list of members of the underwriting syndicate for the aforementioned Securities: Bear
Stearns, Citigroup, Credit Suisse, JP Morgan, Lehman Brothers and Wachovia.





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Exhibit 77E
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